Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Relmada Therapeutics, Inc. on Form S-8 and post-effective Amendment No. 1 to Form S-8s (File No. 333-231477, 333-224920, and 333-207253) of our report dated March 24, 2021, with respect to our audits of the consolidated financial statements of Relmada Therapeutics, Inc. as of December 31, 2020, December 31, 2019 and June 30, 2019 and for the year ended December 31, 2020, the six months ended December 31, 2019 and the year ended June 30, 2019 appearing in the Annual Report on Form 10-K of Relmada Therapeutics, Inc. for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Houston, Texas

July 6, 2021